As filed with the Securities and Exchange Commission on May 12, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

V.F. CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1180120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

105 Corporate Center Blvd.

Greensboro, North Carolina 27408

(Address of Principal Executive Offices, including Zip Code)

1996 STOCK COMPENSATION PLAN

(Full title of the plan)

Laura C. Meagher, Esq.

Vice President, General Counsel and Secretary

V.F. Corporation

P.O. Box 21488

Greensboro, North Carolina 27420

(Name and address of agent for service)

(336) 424-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (no par value; stated capital $.25 per share)	20,000,000	$71.81	$1,436,200,000	$166,886.44

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 1996 Stock Compensation Plan for any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.
(2)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The price and fee are computed based upon $71.81, the average of the high and low prices for the common stock reported on the New York Stock Exchange on May 11, 2015.

Explanatory Note

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register the following:

Twenty million additional shares of Common Stock, no par value, stated capital $0.25 per share, of V.F. Corporation (“V.F.” or the “Company”) relating to the Company’s 1996 Stock Compensation Plan (the “Plan”).

The contents of Registration Statement on Form S-8 as filed on August 4, 1997, Registration No. 333-32789, as amended, the contents of Registration Statement on Form S-8 as filed on July 30, 1999, Registration No. 333-84193, as amended, the contents of Registration Statement on Form S-8 as filed on August 14, 2001, Registration No. 333-67502, as amended, the contents of the Registration Statement on Form S-8 as filed on August 25, 2004, Registration No. 333-118547, as amended, the contents of Registration Statement on Form S-8 as filed on May 18, 2007, Registration No. 333-143077, as amended and the contents of Registration Statement on Form S-8 as filed on May 3, 2010, Registration No. 333-166570, as amended, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

V.F. has filed its Annual Report on Form 10-K for the year ended January 3, 2015 with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which the Company incorporates by reference into this Registration Statement.

In addition, all documents and reports that the Company files under Sections 13(a) and (c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement as of the date they are filed. Such future documents and reports will cease to be deemed incorporated by reference into this Registration Statement when the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered under it have been sold, or deregistering all such securities remaining unsold. Any statement contained within a document or report incorporated, or deemed incorporated, by reference into this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in the Registration Statement, or in any other subsequently filed document which is, or is deemed to be, incorporated by reference into this Registration Statement, modifies or supersedes such statement.

Item 5. Interests Of Experts And Counsel.

As of the date of this Registration Statement, Laura C. Meagher, Vice President, General Counsel and Secretary of the Company, beneficially owns 126,633 shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, as amended (the “BCL”), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 1742 of the BCL provides that in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. In addition, Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Section 1746 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations. Under Section 1747 of the BCL a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Nevertheless, in accordance with Section 1746, indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

V.F.’s By-Laws provide that any person made a party to any lawsuit by reason of the fact that such person is or was a director or officer of V.F. shall be indemnified by V.F. to the fullest extent permitted by Pennsylvania law against the reasonable expenses, including attorneys’ fees, incurred by the director or officer in connection with the defense of such lawsuit, whether or not the lawsuit is by or in the right of the Company. The determination of whether a director or officer has met the requisite legal standard under applicable law to be entitled to indemnification will be made by disinterested directors or independent legal counsel, as provided in the By-Laws.

Pursuant to the By-Laws, expenses incurred by a director or officer in defending (or acting as a witness in) a lawsuit to which the indemnification provisions apply shall be paid by the Company in advance of the final disposition of such lawsuit, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under applicable law. The determination of whether to advance expenses will be made by disinterested directors or independent legal counsel, as provided in the By-Laws.

The By-Laws further provide that a director of V.F. shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 1712 of the BCL, and (b) the breach of duty constituted self-dealing, willful misconduct or recklessness. The limitation on a director’s personal liability for monetary damages does not apply to a director’s criminal liability or liability for taxes.

V.F. maintains directors’ and officers’ liability insurance for expenses for which indemnification is permitted by the BCL. These insurance policies insure V.F. against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties and other matters uninsurable under law) arising from any claim made against them on account of any alleged “wrongful act” in their official capacity. A wrongful act is defined as “any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers,” subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties and other matters uninsurable under law) arising out of the insured’s breach of fiduciary duty, subject to certain exclusions.

The Company has also entered into an indemnification agreement with each of its non-employee directors providing for the indemnification described above.

Item 8.	Exhibits.

*4.1	1996 Stock Compensation Plan, as amended and restated, February 10, 2015 (Appendix B to the Company’s 2015 proxy statement filed on March 19, 2015)

5.1	Opinion of Laura C. Meagher, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Laura C. Meagher, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney

*	Incorporated by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensboro, North Carolina, on May 12, 2015.

V.F. CORPORATION

By:	/s/ Eric C. Wiseman
Eric C. Wiseman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	DATE

/s/ Eric C. Wiseman	May 12, 2015
Eric C. Wiseman
President and Chief Executive Officer

/s/ Scott A. Roe	May 12, 2015
Scott A. Roe
Vice President and Chief Financial Officer

/s/ Bryan H. McNeill	May 12, 2015
Bryan H. McNeill
Vice President – Controller
(Chief Accounting Officer)

DIRECTORS

Richard T. Carucci*	Robert J. Hurst*	Clarence Otis, Jr.*
Juliana L. Chugg*	Laura Lang*	Raymond G. Viault *
Juan Ernesto de Bedout*	W. Alan McCollough *	Eric C. Wiseman*
Mark S. Hoplamazian*	Matthew J. Shattock*

*By:	/s/ Laura C. Meagher	Date: May 12, 2015
Laura C. Meagher,
Attorney-In-Fact

EXHIBIT INDEX

*4.1	1996 Stock Compensation Plan, as amended and restated, February 10, 2015 (Appendix B to the Company’s 2015 proxy statement filed on March 19, 2015)

5.1	Opinion of Laura C. Meagher, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Laura C. Meagher, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney

*	Incorporated by reference.